Exhibit 99.5

Viva Plans Acquisition of Flight Test Associates

October 5, 2006---Traverse City, MI.----Viva International, Inc. announced today that it plans to acquire the assets and business operations of Flight Test Associates, LLC of Tucson, Arizona in a transaction that will result in Viva issuing an 8% secured subordinated promissory note for $2 million that will mature on December 31, 2006 and 3.5 million shares of preferred stock.

Flight Test Associates, LLC (FTA) was organized in 2001 to meet demands created by a government requirement to modify A-37’s for airborne intercept in Peru & Columbia. Currently, FTA develops prototype systems, performs systems integration and manned and unmanned aircraft modifications, as well as flight test and flight operations support services. In recent years, FTA has concentrated its efforts on the design and development of instrumented Aircraft Engine Test Stands as well as shifting its emphasis from operational training to engineering support for Pratt & Whitney engine development programs.

FTA generated revenues of $3.1 million in 2005 and $3.5 million through August 31, 2006. Company management expects revenues of approximately $4.0 million for 2006 and has forecast revenues for 2007 at $6.0 million.

Calvin Humphrey, Viva’s Chairman & CEO, commented, “The acquisition of the assets and operations of Flight Test Associates gives Viva a fundamentally strong subsidiary presence in a niche aviation related industry. This acquisition combined with the recent agreement to acquire the assets of River Hawk Aviation is intended to send the message that Viva is expanding its focus along the lines of aviation related businesses. However, the desire to operate airlines through the Caribbean is still paramount to my plans for Viva. In my opinion, our recent activities are bringing complementary and profitable entities into the holding company which in turn should create value. The increased value of the acquisitions should create increased financial capability and assist us in our build out of our Caribbean aviation entities as well as providing the necessary support for other complementary acquisitions. In closing, the integration of Flight Test Associates as well as River Hawk Aviation into the Viva family of companies gives us unique market and contractual opportunities with major aviation suppliers that are intended to help us drive revenues and profits”.

About Viva International

Viva International has a number of airline and aviation-related interests including two developmental -stage carriers being readied to operate in regional markets from hubs in Puerto Rico and Santo Domingo, Dominican Republic and a United States based aircraft brokerage and parts reseller and distributor.

The Company plans to create a network of regionally based airlines across the Caribbean, eventually to be linked to key points in the United States, Latin America, South America, and Europe and intends to concentrate on creating strategic partnerships and acquisitions in aviation related niche markets and opportunities.

At present, the Company maintains executive offices in Michigan and Texas.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("the Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements which are based upon certain assumptions and describe future plans, strategies and expectations, are generally identifiable by the use of words as "believe", "expect", "intend", "anticipate", "project", or other similar expressions. These forward-looking statements relate to, among other things, future performance, and perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements. Further information on potential factors that could affect Viva International, Inc. is found in the Company's Form 10-K and other documents filed with the U. S. Securities and Exchange Commission.

Contact: Viva International, Inc. at (231) 932-7490 or Christina Hanneman, Investor Relations at 303-220-8476 or 866-755-8484, or Nimbus Development Corp. 631-849-4834.